CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 23, 2001, is by and between DATRON SYSTEMS INCORPORATED, a Delaware corporation (the "Borrower") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

                   ARTICLE I       DEFINITIONS

     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the terms defined in this Section 1.1 shall have the meanings ascribed to them in this Section 1.1 (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require). Definitions not specifically defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code except for accounting terms used in this Agreement (including, without limitation, in Sections 6.17, 6.18, and 6.19 below) where the definitions commonly used by GAAP shall apply, as provided in Section 1.2 below.

     "Adjusted Quick Ratio": cash and/or cash equivalents, plus billed trade accounts receivable divided by the sum of Current Liabilities plus open and outstanding letters of credit existing as of the end of each fiscal quarter of Borrower. For the purposes of this calculation, any funded loans outstanding under the Commitment shall be considered a Current Liability despite the appropriate GAAP designation.

     "Agreement": This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

     "Authorized Person": Any officer or other employee of Borrower listed on Exhibit A, as amended from time to time.

     "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of California) on which national banks are permitted to be open in San Diego, California.

     "Capital Expenditure": Any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of
(a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

     "Capitalized Lease": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

     "Cash Flow Available to Service Debt": As of the end of the most recently concluded fiscal quarter of the Borrower, net income before taxes and extraordinary items plus depreciation and amortization plus interest expense less cash taxes paid less an amount equal to twenty percent (20%) of Capital Expenditures for the immediately preceding four fiscal quarters of the Borrower including the one just ended.

     "Code": The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

     "Commitment":  (i) $15,000,000.00, of which all $15,000,000.00 is available for Standby Letters of Credit, $1,000,000.00 is available for Commercial Letters of Credit and $5,000,000.00 is available for the principal amount of funded Loans; provided, however, that the sum of the aggregate of the principal amount of all Loans outstanding hereunder and the aggregate undrawn face amount of Letters of Credit issued and outstanding pursuant to this Agreement shall never exceed $15,000,000.00 and, (ii) as the context may require, the agreement of the Bank to make Loans and issue Letters of Credit to the Borrower subject to the terms and conditions of this Agreement.

     "Commitment Fees": Loan Fees and Letter of Credit Fees, or any of them.

     "Current Liabilities": As of the date of determination, the aggregate amount of all current liabilities of Borrower and its Subsidiaries, on a consolidated basis, that would, in accordance with GAAP, be classified on a balance sheet as current liabilities.

     "Default": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

     "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "Event of Default":  Any event described in Section 7.1.

     "Fixed Charge Coverage Ratio": As of the end of the most recently concluded fiscal quarter of Borrower, the ratio of: (i) Cash Flow Available to Service Debt; divided by (ii) the sum of aggregate current maturity of long term debt, as of the end of the most recently concluded fiscal quarter of Borrower, plus interest expense for the immediate preceding four fiscal quarters, including the one just ended.

     "Foreign Account Debtor": An account debtor of Borrower that does not have its principal place of business in the United States.

     "GAAP": Generally accepted accounting principals as in effect from time to time in the United States, consistently applied.

     "Guaranties": Guaranties in form and content satisfactory to Bank pursuant to which each Guarantor guaranties the Loans and the Letter of Credit Obligations.

     "Guarantor":  Each Subsidiary other than Datron Resources Inc.

     "Indebtedness": Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     "Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

     "Letter of Credit":  Any Standby Letter of Credit or
Commercial Letter of Credit, as such terms are defined in Section 2.8.

     "Letter of Credit Agreements": Shall have the meaning set forth in Section 2.3.

     "Letter of Credit Fee":  Any Standby Letter of Credit Fee or
Commercial Letter of Credit Fee, as such terms are defined in Section 2.10 and Section 2.11, respectively.

     "Letter of Credit Obligations": The aggregate amount of all Letter of Credit Fees and of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.

     "Lien": Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

     "Loan Documents": This Agreement, the Note, the Guaranties, the Security Agreements, each Letter of Credit Agreement and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any Guarantor or party granting security interests in connection with this Agreement, the Loans, any collateral for the Loans or any Letter of Credit.

     "Material Adverse Effect": Any material adverse effect, or the occurrence of any event or the existence of any condition that has or could reasonably be expected to have a material adverse effect on (a) the business or financial condition or performance of either the Borrower or of the Borrower and the Subsidiaries taken as a whole, (b) the ability of Borrower to repay any Loan when due or satisfy any repayment obligations under any Letter of Credit Agreement when due, (c) the validity or enforceability of any of the Loan Documents, any lien created or purported to be created by any of the Loan Documents or the required priority of any such lien, or (d) any material right or remedy of Bank under any of the Loan Documents.

     "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     "Person": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan": An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

     "Prime Rate": The rate of interest from time to time publicly announced by the Bank as its "prime rate." The Bank may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall change on the effective date of any change in the Prime Rate.

     "Quarterly Loss": Any fiscal quarter period where the consolidated net income of the Borrower is zero (0) US Dollars ($0.00) or less.

     "Related Party": Any Person (other than a Subsidiary):
(a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 15% or more of the equity interest of the Borrower; or (c) 15% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Reportable Event":  A reportable event as defined in
Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and
Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

     "Security Agreements ": Security agreements in form and content satisfactory to Bank pursuant to which Borrower and each Guarantor other than Datron Trans World Communications International Ltd. grants to Bank a security interest in all of its tangible and intangible personal property, whether now owned or hereafter existing or arising.

     "Subsidiary":  Each of Datron Advanced Technologies Inc., a
California corporation, Datron World Communications Inc., a California corporation, Datron Resources Inc., a California corporation ("Datron Resources"), Datron Trans World Communications International Ltd., a U.S. Virgin Islands corporation ("Datron Trans World"), and any person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 100% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     "Tangible Net Worth": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stocks, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock), less the book value of all assets of the Borrower and its Subsidiaries that would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and unamortized deferred charges but excluding deferred tax assets.

     "Termination Date":  The earliest of (a) August 1, 2002 or
(b) the date on which the Commitment is terminated pursuant to Section 7.2 hereof.

     "Total Liabilities": As of the date of determination, the aggregate amount of all liabilities of Borrower and its Subsidiaries, on a consolidated basis, that would, in accordance with GAAP, be classified on a balance sheet as liabilities.

     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles V and VI hereof) shall be made in accordance with GAAP consistently applied. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

     Section 1.3     Computation of Time Periods.  In this
Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding."

     Section 1.4     Other Definitional Terms.  The words
"hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

                     ARTICLE II      TERMS OF LENDING

     Section 2.1 The Commitment. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make working capital advances as loans (each, a "Loan" and, collectively, the "Loans") to the Borrower and to issue Letters of Credit for the account of Borrower, from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow Loans in accordance with the provisions hereof, provided that the aggregate unpaid principal amount of all outstanding Loans and the aggregate undrawn face amounts of all outstanding Letters of Credit shall at all times be subject to the maximum limits of the Commitment.

     Section 2.2     Amount of Loans and Letters of Credit.

        (a)     Each request for a Loan or a Letter of
Credit shall specify the date and the amount of such Loan or Letter of Credit which may be in any amount within the Commitment limits.

 	(b)	Bank is authorized to make the Loans and
issue Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6 below. Borrower agrees to establish and maintain an account with Bank for the purpose of receiving the proceeds of the Loans requested by Borrower and made by Bank hereunder. Unless otherwise agreed by Bank and Borrower, any Loan requested by Borrower and made by Bank hereunder shall be credited to Borrower's accounts with Bank.

     Bank shall maintain an account on its books in the name of Borrower
(the "Loan Account") on which Borrower will be charged with all Loans and Letters of Credit Fees and reimbursement obligations, and any other payment obligations of Borrower. In accordance with Section 2.6 and 2.13, the Loan Account will be credited with all payments received by Bank from Borrower or for Borrower's account. Bank shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Bank written objection thereto describing the error or errors contained in any such statements.

     Section 2.3     The Note and the Letters of Credit.  The
Loans shall be evidenced by a promissory note of the Borrower (the "Note"), substantially in the form of Exhibit B hereto, in the maximum amount of Loans available under the Commitment as originally in effect and dated as of the date of this Agreement. The Bank shall enter in its records the amount of each Loan and the payments made thereon and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
The Letters of Credit shall be documented with applications, agreements (including, without limitation, reimbursement agreements) and other documents deemed appropriate by the Bank (collectively, "Letter of Credit Agreements") for the issuance of such Letters of Credit.

     Section 2.4     Interest.

          (a) Except as provided in (b) below, the unpaid principal balance of each Loan shall bear interest at an annual rate equal to the Prime Rate. The interest rate hereunder will be adjusted each time that the Prime Rate changes.

          (b) Any amount of any Loan not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the sum of the Prime Rate plus three percent (3) %.

          (c)     Interest under Section 2.4(a) shall be
payable in arrears on the thirtieth (30th) day of each month, commencing on the first such day after the date of any Loan, upon any permitted prepayment (on the amount prepaid) and on the Termination Date. Interest under
Section 2.4(b) shall be payable on demand.

     Section 2.5     Repayment of Principal and Letter of Credit
Draws. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date. Amounts drawn on Standby Letters of Credit shall be reimbursed by Borrower immediately upon drawing and amounts drawn on Commercial Letters of Credit shall be paid when due, as more specifically provided in the applicable Letter of Credit Agreements.

     Section 2.6 Payment. Borrower hereby authorizes Bank to charge all principal and interest on Loans, and all Letter of Credit Obligations, to the Loan Account using Bank's auto-debit system. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. In the event that there are insufficient funds in the Loan Account for payment of such amounts, Borrower hereby authorizes Bank, at its option, without prior notice to Borrower, to charge all such amounts to Borrower as a Loan, which amounts thereafter shall accrue interest as a Loan. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Loans.

     Section 2.7 Optional Prepayments. The Borrower may prepay the Loans, in whole or in part, at any time, without premium or penalty

     Section 2.8 Letters of Credit. The Bank shall issue standby letters of credit ("Standby Letters of Credit") as security for Borrower's reimbursement obligation under an existing standby letter of credit issued by Comerica Bank in the approximate face amount of $5,000,000.00 and as security for certain of Borrower's bid, performance and payment obligations incurred in connection with Borrower's projects, and the Bank shall issue commercial letters of credit ("Commercial Letters of Credit") to support Borrower's purchases of raw materials and components upon application of the Borrower, subject to (a) compliance by the Borrower with all conditions precedent set forth in Article III hereof, (b) entry by the Borrower into Letter of Credit Agreements deemed appropriate by the Bank for the issuance of such Letters of Credit, (c) payment by the Borrower of commissions, fees and interest as agreed upon between the Borrower and the Bank with respect to each such Letter of Credit, (d) satisfaction of the Bank with the form, substance and beneficiary of each such Letter of Credit, and
(e) the absence of any statutory or regulatory change or directive affecting the issuance by the Bank of letters of credit. All Standby Letters of Credit shall have expiration dates not to exceed six (6) months after the Termination Date and terms not to exceed the greater of (i) eighteen (18) months or (ii) a period of time from the date of issuance thereof to six (6) months after the Termination Date. All Commercial Letters of Credit shall have a maximum term of ninety (90) days and tenor not to exceed sight. If any Letter of Credit shall be outstanding after the Termination Date, the Borrower shall deliver cash collateral in the face amount of such Letter of Credit, or other collateral satisfactory to Bank (which collateral may include a letter of credit in a form and issued by a bank satisfactory to
Bank), to be held subject to Section 7.2.2 hereof. The aggregate undrawn face amount of the Letters of Credit shall be subject to the Commitment.

     Section 2.9 Loan Fees. The Borrower shall pay to the Bank the following loan fees (the "Loan Fees"): (a) a fee in the amount of $5,000.00 promptly upon the execution by both Borrower and Bank of this Agreement and (b) in the event that the Termination Date is extended pursuant to Section 2.15 hereof, an additional fee of $3,500.00 on the date that each one-year extension of the Termination Date as contemplated by such section is granted by Bank.

     Section 2.10     Standby Letter of Credit Fees.  The
Borrower shall pay to the Bank fees (each such fee, a "Standby Letter of Credit Fee") in connection with the issuance of Standby Letters of Credit as follows: (a) with respect to each Standby Letter of Credit with an undrawn face amount of $200,000.00 or more or with a term of 90 days or greater, Borrower shall pay a per annum fee of 1.125% calculated on the face amount of each such Standby Letter of Credit from the date of issuance thereof through the stated date of expiry, paid quarterly in advance with the first such payment made on the date of issuance of each such Standby Letter of Credit; and (b) with respect to each Standby Letter of Credit with an undrawn face amount of less than $200,000.00 or with a term of less than 90 days, Borrower shall pay an issuance fee of the greater of 1.125% of the face amount of each such Standby Letter of Credit and $400.00, paid in advance on the date of issuance of each such Standby Letter of Credit; and (c) with respect to all Standby Letters of Credit, Borrower shall pay amendment, cancellation and other administration fees in accordance with Bank's published rates. Each Standby Letter of Credit Fee shall be fully earned when due and payable and shall not be refundable under any circumstance.

     Section 2.11     Commercial Letter of Credit Fees.  The
Borrower shall pay to the Bank issuance, advising, amendment, payment, cancellation and other administration fees (each such fee, a "Commercial Letter of Credit Fee") in accordance with Bank's published rates. Each Commercial Letter of Credit Fee shall be fully earned when due and payable and shall not be refundable under any circumstance.

     Section 2.12 Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

     Section 2.13 Payments to Loan Account. Amounts deposited by Borrower into the Loan Account shall be made in immediately available funds and received no later than 11:00 a.m., California time, for credit on that Business Day at the office of the Bank at 4180 La Jolla Village Drive, Suite 125, La Jolla, California 92037. Funds received on any day after such time shall be deemed to have been received on the next Business Day.

     Section 2.15 Extension. If the Borrower, by written notice given to the Bank at least 60 days but not more than 90 days prior to the date that is one year prior to the Termination Date, requests in writing that the Termination Date be extended for an additional period of one year and if the Bank, in its sole and absolute discretion and based on such review of the Borrower's financial performance and condition and such other factors as the Bank considers relevant (which may include, without limitation, future loan policies and other policies adopted by the Bank unrelated to the Borrower's financial condition), consents in writing to such extension, then the Termination Date shall be extended for an additional period, and the Borrower may repeat its request within the same time limit and if the Bank consents the Termination Date shall be further extended for an additional period, and so on from time to time. In the case of any such extension, the "Termination Date" shall be the last day of the period to which such extension has been granted. The Bank shall be under no obligation or commitment to extend the Termination Date, and no such obligation or commitment on the part of the Bank should be inferred from the provisions of this Section.

                   ARTICLE III     CONDITIONS PRECEDENT

     Section 3.1     Conditions of Initial Loan or Letter of
Credit. The obligation of the Bank to make the initial Loan or issue the initial Letter of Credit hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 3.2 below, that: there shall not have occurred (i) an event that could cause or have a Material Adverse Effect with respect to the financial condition of Borrower or any of its Subsidiaries or any material diminution in the value of the collateral to be subject to the Security Agreements, as determined by Bank in its sole discretion by comparing financial conditions and values shown on Borrower's financial statements dated December 31, 2000 or (ii) any discovery by Bank of information that Bank reasonably determines has a negative effect on the transactions contemplated by this Agreement; and the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date of the initial Loan or initial Letter of Credit, as applicable, or such other date as is satisfactory to the Bank:

          (a) This Agreement, the Note and, if applicable, the Letter of Credit Agreements, executed by a duly authorized officer (or officers) of the Borrower.

          (b) Each Guaranty and each Security Agreement, executed by a duly authorized officer (or officers) of the Borrower or the applicable Guarantor, as appropriate.

          (c) A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower and from each Guarantor, a copy of the corporate resolution of each such Guarantor authorizing the execution, delivery and performance of a Guaranty and a Security Agreement by such Guarantor, certified by the Secretary or an Assistant Secretary of such Guarantor .

          (d) An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents and to request Loans or Letters of Credit hereunder, certified by the Secretary or an Assistant Secretary of the Borrower and from each Guarantor, an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Guarantor authorized to execute a Guaranty and a Security Agreement.

          (e) A copy of the Articles or Certificate of Incorporation of the Borrower and of each Guarantor, with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation (which certified charter coduments have been obtained by Bank as of the date of this Agreement).

          (f)     A Certificate of Good Standing for the
Borrower and for each Guarantor in the jurisdiction of each such entity's incorporation, certified by the appropriate governmental officials (which certificates have been received by Bank as of the date of this Agreement).

          (i) An enforceable agreement by Datron Resources not to incur debt or pledge any of its assets to any Person without the prior written approval of Bank.

          (j)     Borrower's projections (including a pro
forma balance sheet, income statement, schedule of letter of credit utilization and statement of cash flows) for Borrower's fiscal year ending March 31, 2002 and Bank, in the exercise of its reasonable discretion, shall have determined that such projections are satisfactory.

     Section 3.2     Conditions Precedent to all Loans and
Letters of Credit. The obligation of the Bank to make any Loan hereunder (including the initial Loan) or to issue any Letter of Credit (including the initial Letter of Credit) shall be subject to the satisfaction of the following conditions precedent:

          (a) Before and after giving effect to such Loan or such Letter of Credit, the representation and warranties contained in
Article IV shall be true and correct, as though made on the date of such Loan.

          (b) Before and after giving effect to such Loan or such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

          (c) The Bank shall have received the Borrower's request for such Loan or such Letter of Credit as required by Section 2.2.


                ARTICLE IV      REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, to grant the Commitment, to make the Loans and issue the Letters of Credit hereunder, the Borrower represents and warrants to the Bank:

     Section 4.1 Organization, Standing, Etc. The Borrower and each of the Guarantors are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted and to enter into and perform their obligations under the Loan Documents executed by them and (in the instance of the Borrower) to issue the Note. The Borrower and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

     Section 4.2 Authorization and Validity. The execution, delivery and performance by the Borrower and each of the Guarantors of the Loan Documents executed by them have been duly authorized by all necessary corporate action by the Borrower or Guarantors, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower or Guarantor that executed them, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 No Conflict; No Default. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents executed by them will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or Guarantors,
(b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower or Guarantors, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could cause or have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     Section 4.4     Government Consent.  No order, consent,
approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Guarantor to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

     Section 4.5     Financial Statements and Condition.  The
Borrower's audited consolidated financial statements as at March 31, 2000 and its company-prepared consolidated financial statements as at December 31, 2000, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2000, no Material Adverse Effect has occurred.

     Section 4.6     Litigation and Contingent Liabilities.
Except as described in Exhibit C, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, could constitute a Material Adverse Effect. Except as described in Exhibit D, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

     Section 4.7     Compliance.  The Borrower and its
Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

     Section 4.8     Environmental, Health and Safety Laws.
There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could cause or have a Material Adverse Effect.

     Section 4.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

     Section 4.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

     Section 4.11    Ownership of Property; Liens.  Each of the
Borrower and the Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the audited financial statement of the Borrower referred to in Section 4.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of its Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 4.5, (b) Liens listed on Exhibit E, or (c) Liens allowed under Section 6.12.

     Section 4.12    Taxes.  Each of the Borrower and the
Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

     Section 4.13 Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

     Section 4.14    Investment Company Act.  Neither the
Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.15 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.16 Subsidiaries. Exhibit F sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

     Section 4.17    Partnerships and Joint Ventures.   Exhibit G
sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

                    ARTICLE V       AFFIRMATIVE COVENANTS

     From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and the Letter of Credit Obligations and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do, and will cause each Subsidiary (except in the instance of Section 5.1) to do, all of the following:

     Section 5.1 Financial Statements and Reports. Furnish to the Bank:

          (a)     As soon as available and in any event
within 90 days after the end of each fiscal year of the Borrower, a company-prepared annual audit report of the Borrower and its Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

          (b)     Together with the audited financial
statements required under Section 5.1(a), a separate schedule containing the details of the consolidating financial statements used to prepare such company-prepared financial statements.

          (c) As soon as available and in any event within 30 days after the end of each month, a copy of the company-prepared consolidated and consolidating financial statement of the Borrower and its subsidiaries, signed by the Borrower's chief financial officer, consisting of statements of income for the Borrower and the Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such period, and a consolidating and consolidated balance sheet of the Borrower as at the end of such period. In addition, Borrower shall provide to Bank within 30 days after the end of each fiscal quarter statements of cash flow for (i) such fiscal quarter and (ii) the period beginning at the beginning of Borrower's fiscal year through the end of such quarter.

          (d)     Together with the financial statements
furnished by the Borrower under Sections 5.1(a) and 5.1(c), a Compliance Certificate signed by the chief financial officer of the Borrower in the form of Exhibit H attached hereto and incorporated herein by this reference, demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with each of the financial ratios and restrictions contained in
Article VI and stating that as at the date of each such financial statement there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

          (e)     Immediately upon becoming aware of any
Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          (f)     Immediately upon becoming aware of the
occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports (Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K) and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          (h) If requested by Bank, on a quarterly basis during the term of this Agreement, (i) a detailed aging of Borrower's accounts receivable and (ii) a summary aging, by vendor, of Borrower's accounts payable

          (i) on a quarterly basis during the term of this Agreement, the amount of open Foreign Accounts Receivable that are not supported by credit insurance or letters of credit.

          (j)     Immediately upon becoming aware of the
occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could cause or have a Material Adverse Effect, and the steps being taken by the Person(s) affected by such proceeding.

          (k)     Immediately upon becoming aware of the
occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters
(i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

          (l) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.

     Section 5.2 Corporate Existence. Subject to Section 6.1 in the instance of a Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

Section 5.3  	Insurance.  Maintain with financially sound
and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 5.4  	Payment of Taxes and Claims.  File all tax
returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

Section 5.5  	Inspection.  Permit any Person designated by
the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

Section 5.6  	Maintenance of Properties.  Maintain its
properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7 	Books and Records.  Keep adequate and proper
records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 	Compliance.  Comply in all material respects
with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

Section 5.9 	ERISA.  Maintain each Plan in compliance
with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 5.10 	Environmental Matters.  Observe and comply
with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise cause or have a Material Adverse Effect.

Section 5.11 	Support for Foreign Account Debtors.  Obtain
security for all accounts receivable from each Foreign Account Debtor where the aggregate exposure to such account debtor is greater than $250,000.00 by obtaining foreign credit insurance or a letter of credit from a credit institution satisfactory to Bank in its sole discretion; provided, however, that Borrower need not obtain such security if (a) Bank specifically waives its right to require such security or (b) the Foreign Account Debtor is not the resident of an undeveloped or emerging country (as determined by Bank in its sole discretion) and has at least a three year relationship with Borrower with no derogatory payment history.

Section 5.12	Banking Relationship.  Borrower shall
establish and maintain a full depository and cash management relationship with Bank within ninety (90) days after the execution of this Agreement by Borrower and Bank and Borrower hereby agrees that in the event Borrower fails to establish and maintain such relationships with Bank that (i) Bank may increase the rate of interest otherwise charged on all Loans by one percent (1%) and (ii) Bank may increase the per annum letter of credit fee otherwise charged on all Letters of Credit by one percent (1%).

ARTICLE VI  	NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and the Letter of Credit Obligations and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will not, and will not permit any Subsidiary to, do any of the following:

Section 6.1	Merger.  Merge or consolidate or enter into any
analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary.

Section 6.2	Sale of Assets.  Sell, transfer, lease or
otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business and except for sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary.

Section 6.3 	Purchase of Assets.  Purchase or lease or
otherwise acquire all or substantially all of the assets of any Person, except for purchases or other transfers by the Borrower or a wholly-owned Subsidiary from a wholly-owned Subsidiary.

Section 6.4 	Plans.  Permit any condition to exist in
connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

Section 6.5 	Change in Nature of Business.  Make any
material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

Section 6.6 	Subsidiaries, Partnerships, Joint Ventures
and Ownership of Stock. Do any of the following: (a) form or acquire any corporation which would thereby become a Subsidiary; (b) form or enter into any partnership as a limited or general partner or into any joint venture;
(c) permit any Subsidiary to purchase or otherwise acquire any shares of the stock of the Borrower; or (d) take any action, or permit any Subsidiary to take any action, which would result in a decrease in the Borrower's or any Subsidiary's ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned).

Section 6.7 	Other Agreements.  Enter into any agreement,
bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary (except for the real property owned by Datron Resources); or
(b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

Section 6.8 	Restricted Payments.  Either:  (a) purchase
or redeem or otherwise acquire for value any shares of the Borrower's or any Subsidiary's stock (except for up to 5% of the Borrower's total outstanding stock), declare or pay any dividends thereon (other than stock dividends and dividends payable solely to the Borrower), make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower's or any Subsidiary's stock or set aside any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only); or
(b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

Section 6.9 	Capital Expenditures.  Make Capital
Expenditures in an amount exceeding $1,800,000.00 on a consolidated basis in any fiscal year, except for the purpose of expanding Borrower's business lines and subject to the approval of Bank, which may be granted or withheld in Bank's sole discretion.

Section 6.10 	Investments.  Acquire for value, make, have
or hold any Investments, except:

(a)	Investments outstanding on the date hereof
(including, without limitation, investments in Subsidiaries on the date hereof) and listed on Exhibit I;

(b) 	Travel advances to officers and employees in
the ordinary course of business;

(c) 	Investments in readily marketable direct
obligations of the United States of America having maturities of one year or less from the date of acquisition;

(d)	Certificates of deposit or bankers'
acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

(e)	Commercial paper  maturing within 270 days
from the date of issuance and with a Moody's P-1 or Standard & Poor's A-1 rating;

(f)	Repurchase agreements relating to securities
issued or guaranteed as to principal and interest by the United States of America;

(g)	extensions of credit in the nature of
accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; and

(h)	share of stock, obligations or other
securities received in settlement of claims arising in the ordinary course of business.

Section 6.11	Indebtedness.  Incur, create, issue, assume
or suffer to exist any Indebtedness, except:

(a)	Indebtedness under this Agreement;

(b) 	Current Liabilities incurred in the ordinary
course of business;

(c) 	Indebtedness in the approximate amount of
$3,000,000 owed by Datron Resources to Jackson National Life Insurance Company existing on the date of this Agreement and which is secured by a mortgage and related liens, and other indebtedness as may be disclosed on Exhibit J hereto;

(d) 	Indebtedness that has been subordinated to
Bank's rights under this Agreement to the satisfaction of Bank, indebtedness from Guarantors to Borrower or from Borrower to Guarantors, indebtedness consented to by Bank and indebtedness secured by Liens permitted under
Section 6.12 hereof; and

(e) 	Indebtedness consisting of endorsements for
collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

Section 6.12	Liens.  Create, incur, assume or suffer to
exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a)	Liens in connection with the acquisition of
property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired if the Indebtedness secured thereby does not exceed 100% (including, without limitation, in the case of a Capitalized Lease) of the fair market value of such property at the time of acquisition thereof nor $1,800,000.00 in the aggregate for the Borrower and all Subsidiaries at any one time outstanding;

(b)	Liens existing on the date of this Agreement
and disclosed on Exhibit E hereto;

(c)	Deposits or pledges to secure payment of
workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;

(d) 	Liens for taxes, fees, assessments and
governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4;

(e) 	Liens of carriers, warehousemen, mechanics
and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of
Section 5.4; and

(f) 	Deposits to secure the performance of bids,
trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business.

Section 6.13	Contingent Liabilities.  Either:
(i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

Section 6.14 	Unconditional Purchase Obligations.  Enter
into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

Section 6.15 	Transactions with Related Parties.  Enter
into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or the applicable Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

Section 6.16 	Use of Proceeds.  Permit any proceeds of the
Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 6.17 	Financial Ratios.  Failure to maintain the
following financial ratio tests, as measured as of the end of each fiscal quarter of Borrower, based on the Borrower's company prepared consolidated financial statements, and at the end of each fiscal year end of Borrower, based on the consolidated fiscal year end CPA audited financial statements:

(a) Minimum Adjusted Quick Ratio.  An Adjusted Quick
Ratio of not less than .65:1.00.

(b) Maximum Total Liabilities plus Letters of Credit to Consolidated Tangible Net Worth. A ratio of its Total Liabilities plus un-drawn face amount of letters of credit outstanding as of the date the ratio is being tested to Tangible Net Worth of not more than 2.00:1:00.

(c) Minimum Fixed Charge Coverage Ratio.  A Fixed
Charge Coverage Ratio not less than 2.00:1.00.

Section 6.18	Two Consecutive Quarterly Losses.  Permit
the occurrence of two consecutive fiscal quarters for which a Net Loss is posted by the Borrower except for the period beginning on April 1, 2001 and ending on September 30, 2001, for which two consecutive fiscal quarter Net Loss periods can occur, so long as, the combined year-to-date Net Income as of September 30, 2001 is greater than a minus $600,000.00.

Section 6.19 	Operating and Net Income.  Permit the
occurrence, as of the end of each fiscal year period, of net income before giving effect to after tax gains from the sale of assets outside of the normal course of business of zero US Dollars ($0.00) or less.


ARTICLE VII	EVENTS OF DEFAULT AND REMEDIES

Section 7.1  	Events of Default.  The occurrence of any
one or more of the following events shall constitute an Event of Default:

(a) 	The Borrower shall fail to make when due,
whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents and such failure to make a payment shall continue for five (5) calendar days after notice thereof to the Borrower by the Bank;

(b) 	Any representation or warranty made or
deemed to have been made by or on behalf of the Borrower or any Subsidiary in the Loan Documents or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) 	The Borrower shall fail to comply with
Section 5.2 hereof or any Section of Article VI hereof;

(d) 	The Borrower shall fail to comply with any
agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 7.1) and such failure to comply shall continue for ten (10) calendar days after notice thereof to the Borrower by the Bank;

(e)  	The Borrower or any Subsidiary shall become
insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days;

(f) 	Any bankruptcy, reorganization, debt
arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or a Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 45 days, or an order for relief shall have been entered against the Borrower or such Subsidiary, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(g) 	Any dissolution or liquidation proceeding
shall be instituted by or against the Borrower or a Subsidiary and, if instituted against the Borrower or such Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 45 days undismissed, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(h) 	A judgment or judgments for the payment of
money in excess of the sum of $50,000.00 in the aggregate shall be rendered against the Borrower or a Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) 	The institution by the Borrower or any ERISA
Affiliate of steps to terminate any Plan if in order to effectuate such termination, (i) the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan, and (ii) immediately after giving effect to the payment or satisfaction of such contribution, liability or obligation (if made or undertaken by the Borrower or any Subsidiary) a Default or Event of Default would exist and be continuing or in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan,, or the institution by the PBGC of steps to terminate any Plan;

(j) 	The maturity of any Indebtedness of the
Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(k)  	The Bank shall have determined in good faith
(which determination shall be conclusive) that the prospect of payment or performance by the Borrower of any of its obligations to the Bank, hereunder or under any other instrument, document or agreement, is materially impaired.
(l)	Any Person, or group of Persons acting in
concert, shall have acquired more than 25% of the shares of voting stock and such Person or group of Persons (or other Persons to whom such Persons or group of Persons may transfer such shares without the approval of Lender), shall have maintained control of such percentage of the voting shares for ninety (90) days or more.

Section 7.2  	Remedies.

		Section 7.2.1	Generally.	 If (a) any Event of
Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank, and (iv) enforce all rights and remedies under any applicable law.

		Section 7.2.2 	Letters of Credit.	 In
addition to the remedies described in the Section immediately preceding this Section, if any Event of Default described in Section 7.1(e), (f) or (g) shall have occurred, or if any other Event of Default shall have occurred and the Bank shall have declared that the principal balance of the Note is due and payable, the Borrower shall pay to the Bank an amount equal to all the Letter of Credit Obligations. Such payment shall be in cash, other immediately available funds or in the form of other collateral acceptable to the Bank (including, without limitation, letters of credit in form and from banks acceptable to Bank) and shall be pledged to the Bank (or in the case of letters of credit, shall be for the benefit of Bank and with such presentment conditions as are acceptable to Bank). Such collateral shall be held by the Bank until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the collateral held by Bank shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Bank would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Bank the amount provided under this Section, and that the Bank shall have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Section, the Bank may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Bank. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the Prime Rate plus 3.00%.


ARTICLE VIII  	MISCELLANEOUS

Section 8.1  	Waiver and Amendment.  No failure on the
part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of the Loan Documents or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 8.2 	Expenses and Indemnities.  Whether or not
any Loan is made hereunder, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Bank) in connection with the preparation, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof, except that Borrower shall not indemnify Bank for Bank's own gross negligence. The obligations of the Borrower under this Section 8.2 shall survive any termination of this Agreement.

Section 8.3 	Notices.  Except when telephonic notice is
expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under
Article II hereof shall be deemed to have been given only when received by the Bank.

Section 8.4 	Successors.  This Agreement shall be binding
upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

Section 8.5 	Participations and Information.  The Bank
may sell participation interests in any or all of the Loans and in all or any portion of the Commitment to any Person. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

Section 8.6 	Severability.  Any provision of the
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.7  	Captions.  The captions or headings herein
and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.8  	Entire Agreement.  This Agreement,  the
Note, the Security Agreements executed by Borrower and the Guarantors, the Guaranties and any of the Letter of Credit Agreements in existence at the time of the execution of this Agreement, embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 8.9	Counterparts.  This Agreement may be executed in
any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.10	Governing Law.  THE VALIDITY, CONSTRUCTION
AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 8.11 	Consent to Jurisdiction.  AT THE OPTION OF
THE BANK, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES COUNTY, CALIFORNIA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.12 	Waiver of Jury Trial.  THE BORROWER AND THE
BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

                             DATRON SYSTEMS INCORPORATED

                             By: DAVID A. DERBY
                                 DAVID A. DERBY, President

                             By: WILLIAM L. STEPHAN
                                 WILLIAM L. STEPHAN, Chief
                                   Financial Officer

                             Datron Systems, Incorporated
                             3030 Enterprise Court
                             Vista , CA  92083
                             Attention:  William L. Stephan,
                                          Chief Financial Officer

                             U.S. BANK NATIONAL ASSOCIATION

                             By:  CORY BRAZAS
                                  CORY BRAZAS, Sr. Vice President

                             By:  WILLIAM A. BURZYNSKI
                                  WILLIAM A. BURZYNSKI, Vice President

                             U.S. Bank
                             4180 La Jolla Village Drive, Suite 125
                             La Jolla, CA  92037
                             Attention:  William Burzynski, Vice President